EX 99.28(d)(250)

Amendment
To
Investment Sub-Advisory Agreement
Between
Jackson National Asset Management, LLC
And
BlackRock Investment Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and BlackRock Investment Management, LLC, a Delaware limited liability company and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Investment Sub-Advisory Agreement effective October 11, 2010, as amended effective August 29, 2011, and Amended and Restated effective as of the 1st day of December, 2012, (“Agreement”), whereby the Adviser appointed the Sub-Adviser to furnish sub-investment advisory services to certain investment portfolios (“Funds”) of JNL Series Trust (“Trust”), as listed on Schedule A to the Agreement.

Whereas, the parties wish to amend the Agreement in order to reflect a name change for the JNL/BlackRock Commodity Securities Fund to the JNL/BlackRock Commodity Securities Strategy Fund, effective April 29, 2013.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 29, 2013, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 29, 2013, attached hereto.

           In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of ________________________, effective as of April 29, 2013.

Jackson National Asset Management, LLC		BlackRock Investment Management, LLC

By:	/s/ Mark D. Nerud	By:
Name:	Mark D. Nerud	Name:
Title:	President and CEO	Title:

Schedule A
April 29, 2013
 (Funds)

Funds
JNL/BlackRock Commodity Securities Strategy Fund
JNL/BlackRock Global Allocation Fund

A-1

Schedule B
April 29, 2013
 (Compensation)

JNL/BlackRock Commodity Securities Strategy Fund
Average Daily Net Assets	Annual Rate
$0 to $100 Million	0.40%
$100 Million to $400 Million	0.29%
Amounts over $400 Million	0.20%

JNL/BlackRock Global Allocation Fund
Average Daily Net Assets	Annual Rate
$0 to $500 Million	0.42%
$500 Million to $1.5 Billion	0.40%
Amounts over $1.5 Billion	0.375%

B-1